UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                        MARCH 13, 2008 (MARCH 10, 2008)

                                ZONE 4 PLAY, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                      000-51255               98-0374121
--------------------------------------------------------------------------------
 (State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)                File Number)         Identification No.)

      103 FOULK ROAD, WILMINGTON, DE                             19803
--------------------------------------------------    --------------------------
 (Address of principal executive offices)                      (Zip Code)

                                 (302) 691-6177
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 3.02. UNREGISTERED SALE OF EQUITY SECURITIES.

On March 10, 2008 the board of directors (the "Board") of the registrant (the "Company") approved the entry of the Company into a convertible debt transaction with Mr. Shimon Citron. Mr. Citron is a director of the Company. The transaction is subject to shareholder approval at a special meeting in lieu of an annual meeting planned for April 10, 2008 (the "Meeting"). The transaction is documented by a Convertible Loan Agreement, a Convertible Promissory Note, a Security Agreement and a Common Stock Purchase Warrant, all of which are dated as of March 6, 2008, and are collectively referred to as the "Loan Agreement Documents." The transaction was approved by a majority of the Board (not including the vote of Mr. Citron). The Board recommended that the shareholders approve the transaction as being in the best interests of the Company. The affirmative vote of a majority of shares of our Common Stock represented at the Meeting is required in order to approve the Loan Agreement Documents.

Under the Loan Agreement Documents, Mr. Citron would provide the Company with a loan in the aggregate principal amount of $500,000, which is to be advanced to the Company in seven installments of different amounts commencing February 24, 2008 and ending July 9, 2008. As of the date hereof, payments in the aggregate amount of $100,000 have been transferred to the Company. If the transaction is not approved by the shareholders at the Meeting, Mr. Citron will have the right to a return of the advances made to the Company together with 15% interest through the date of repayment, or to convert any amount already advanced to the Company into shares of the Company's Common Stock and Warrants to purchase shares of Common Stock.

In addition, the parties agreed to the following in the Loan Agreement
Documents:

o The Company would issue a Secured Promissory Note to Mr. Citron, which Note shall be convertible into shares of the Company's Common Stock at a per-share conversion price equal to the average closing price of the Company's Common Stock for the five trading days preceding the date on which the first monthly installment if advanced by Mr. Citron. The first advance occurred on February 24, 2008. The conversion price based on the foregoing formula, is $0.0595 per share of Common Stock. The Note will accrue interest at a rate of 15% per annum. Payment of principal and interest by the Company will be payable in cash, or at the election of Mr. Citron in shares of Common Stock valued at $0.0595. The Note also contains customary events of default, including receivership or bankruptcy proceedings, judgments in access of $100,000, and certain trading and SEC suspensions. The Note Matures on March 6, 2009.

o The Company would issue to Mr. Citron a five-year Common Stock Purchase Warrant to purchase up to $500,000 worth of shares of Common Stock of the Company, calculated as $500,000 divided by the conversion price set forth above. The Warrant would permit the purchase of 8,403,361 shares of Common Stock at an price of $0.0595 per share.

o The Company would enter a Security Agreement to secure the performance by the Company of its obligations under the Loan Agreement Documents. The Company has agreed to grant to Mr. Citron a first ranking priority security interest in substantially all of the assets of the Company.

o In addition, the Company would agree to file within 60 days of conversion of the Note a registration statement with the Securities and Exchange Commission, or SEC, to register resales of the shares issued to Mr. Citron under the Note and the Warrant. Mr. Citron will have the option for one year from the effective date of such registration statement to purchase up to an additional $500,000 worth of Common Stock and Warrants at a price of $0.0595 per share.

Copies of the Convertible Loan Agreement, the Convertible Promissory Note, the Security Agreement and the Common Stock Purchase Warrant are attached hereto, and incorporated by reference into this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.


ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 10, 2008, the Board approved the appointment of Mr. Steve Baker as Chief Executive Officer and Corporate Secretary of the Company.

Since March 2007, Mr. Baker has been the Executive in Residence at RHO Canada, a venture capital firm that invests in early-stage technology-based companies in Canada. Prior to that date and since 2001, he was CEO of CyberWorld Group, a leading marketing and back office services provider to the internet-gaming industry. Mr. Baker is also the CEO and Founder of Chrysalis-ITS Inc., a pioneer in internet security and encryption systems and Founder and CEO of Emanation Control Limited, a leader in the intelligence countermeasures sector.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit 10.1         Convertible Loan Agreement dated as of March 6, 2008

Exhibit 10.2         Convertible Promissory Note dated as of March 6, 2008

Exhibit 10.3         Security Agreement dated as of March 6, 2008

Exhibit 10.4         Common Stock Purchase Warrant dated as of March 6, 2008

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                         ZONE 4 PLAY, INC.
                                                         (registrant)

Date: March 13, 2008                                     By: /s/ Steve Baker
                                                         -------------------
                                                         Steve Baker
                                                         Chief Executive Officer